Exhibit 99.1


      Greatbatch Signs Definitive Agreement to Acquire Precimed

    Establishes Greatbatch as a Leading Supplier to Orthopedic OEMs

      Provides Diversification into $20 Billion Orthopedic Market

             Expands Global Presence into Europe and Asia


    CLARENCE, N.Y.--(BUSINESS WIRE)--Nov. 26, 2007--Greatbatch, Inc. (NYSE: GB) announced today that it is has signed a definitive agreement to acquire Precimed, a leading technology-driven supplier to the orthopedic industry. This agreement also includes Precimed's contract to acquire the operations of another company in the orthopedic industry. The combined transaction will establish Greatbatch as one of the top three suppliers to Orthopedic OEMs. This transaction significantly diversifies Greatbatch's market presence into the orthopedic market and establishes the company as a leading OEM supplier to multiple market verticals, including the Cardiac Rhythm Management, Vascular, Neurostimulation and Specialty Commercial Power markets. Under terms of the agreement, the aggregate purchase price will be approximately $125 million depending on closing adjustments.

    Precimed is located in Orvin, Switzerland & Exton, PA, with manufacturing operations throughout Switzerland & Indiana and sales offices in Japan, Asia & the United Kingdom. Its products, including instrumentation for hip & knee replacement, trauma and spine are sold worldwide to leading orthopedic customers. Precimed's pending acquisition will align them closer to their OEM customers and extend its offerings to a broader range of orthopedic products. Precimed is well known in the industry for outstanding quality and innovative products in growing market segments such as minimally invasive surgery, resurfacing, computer-aided surgery, RFID tracking and disposable instruments. The company has a history of engineering excellence in the design custom proprietary products and currently has over 90 patents & pending patents.

    Thomas J. Hook, Greatbatch's President & CEO, commented, "This acquisition supports our strategic vision to be a key global component supplier to the medical device industry. Precimed has a breadth of production capabilities, technology and relationships with orthopedic OEMs that provides a key competitive differentiator in the market. Combined with Precimed's capability to design, sell and manufacture in-house turnkey solutions (instruments, implants and cases) enables Greatbatch to obtain a growth platform in a large and growing implantable market segment.

    "This transaction serves as Greatbatch's entree into the attractive orthopedic market segment. The orthopedic market is a $20+ billion device industry growing at approximately 10 percent annually with the outsourcing market expected to grow even faster. This transaction provides Greatbatch with significant market, geographic and customer diversification while expanding relationships with existing Greatbatch customers.

    "Over the past several years, Precimed has been transformed into a major supplier to the orthopedic market under the leadership of Patrick Berdoz and John Ayliffe. An extremely important benefit of this transaction is that Patrick and John have agreed to become part of the Greatbatch Management team, bringing with them their enthusiasm to continue growing the orthopedic business."

    Patrick Berdoz stated, "John Ayliffe and I are proud of the organization we have established and believe that the combination with Greatbatch will accelerate our growth in the orthopedic market.
Greatbatch is an outstanding organization that shares our passion for technology innovation and customer service. I am looking forward to the exciting opportunities this combination presents."

    Under the terms of the agreement, Greatbatch will acquire the shares of Precimed, along with the assets of Precimed's pending acquisition for approximately $125 million in cash, plus an additional earnings-based contingent cash payment of up to approximately $10 million based on 2008 earnings performance. The company will utilize cash on hand and availability under its revolving credit agreement to fund these transactions. Both transactions are expected to close in early 2008.

    Greatbatch's 2008 annual orthopedics revenues are anticipated to be in the range of $100 to $120 million. Excluding the impact of the acquisition related charges, such as in-process research development and integration costs, Greatbatch expects this acquisition to be neutral to GAAP EPS in 2008. In 2009 and thereafter, Greatbatch anticipates the transaction will be accretive to GAAP earnings per share.

    Forward-Looking Statements

    Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the
Company: the Company's ability to complete on a timely basis, or at all, the above mentioned acquisitions and the risks arising from assumed and unknown liabilities associated with those acquisitions, dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation, vascular and interventional radiology markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of electrochemical cells, battery packs and wireless sensors for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography, external medical and seismic surveying. Additional information about the Company is available at www.greatbatch.com.


    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             Treasurer and Director, Investor Relations tborowicz@greatbatch.com